Exhibit 99.1

NEWS RELEASE

FOR MORE INFORMATION, CONTACT:
Marshall Loeb, President and Chief Executive Officer
N. Keith McKey, Chief Financial Officer
(601) 354-3555

EASTGROUP PROPERTIES ANNOUNCES CFO TRANSITION

Jackson, Mississippi, March 3, 2017 – EastGroup Properties (NYSE-EGP) announced that N. Keith McKey, its Executive Vice President and Chief Financial Officer, will retire on July 31, 2017. Mr. McKey has been an officer of the Company since 1983, and has been Chief Financial Officer since 1993.

The Board of Directors has appointed Brent W. Wood, presently the Senior Vice President and head of the Company’s regional office in Houston, Texas, to become Executive Vice President and Chief Financial Officer effective on Mr. McKey’s retirement. Mr. Wood, age 47, has been with the Company since 1996 and his first position with the Company was Assistant Controller, before he moved into operational roles. Mr. Wood earned Bachelor and Master of Accountancy degrees from The University of Mississippi, and prior to joining the Company was a CPA and senior audit consultant with a regional accounting firm.

Marshall Loeb, President and Chief Executive Officer of EastGroup, said, “Keith has been an invaluable asset to EastGroup and to me. He has been a key member of the team that created significant value for EastGroup’s shareholders by leading our finance team for 25 years through a period of steady and significant growth. We will miss his steady hand, good counsel and leadership. We wish him a happy, healthy and long retirement.”

Commenting on Mr. Wood’s appointment, Mr. Loeb said, “I am thrilled to welcome Brent as our new CFO. I have known Brent for over 20 years, and he has been the leader of our Texas regional office for 14 years. The combination of his strong financial skills, first-hand knowledge of EastGroup’s operations and strategy and the strength of our accounting team will allow a smooth transition.”

Mr. McKey commented, “I have been discussing my retirement with the Board as part of our management succession plan that began a few years ago. Now that we’re through the CEO transition, I’ve decided that it is an appropriate time for me to transition to retirement. The past 37 years have been a great experience. I intend to work with the executive management team to ensure an orderly transition, and I know I’m leaving EastGroup in competent hands with our strong accounting and finance team which will now include Brent, whose first position with EastGroup was on my staff.”

EastGroup Properties, Inc. is a self-administered equity real estate investment trust focused on the development, acquisition and operation of industrial properties in major Sunbelt markets throughout the United States with an emphasis in the states of Florida, Texas, Arizona, California and North Carolina. The Company’s strategy for growth is based on ownership of premier distribution facilities generally clustered near major transportation features in supply-constrained submarkets. EastGroup’s portfolio, including development projects in lease-up and under construction, currently includes 38 million square feet.

EastGroup Properties, Inc. press releases are available at www.eastgroup.net.

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P.O. BOX 22728 JACKSON, MS 39225-2728
TEL: 601-354-3555 FAX: 601-352-1441